Exhibit 7.1

Statement Explaining How Certain Ratios Were Calculated in Annual Report

The debt to equity ratio of is calculated using our total debt divided by the shareholder’s equity. Our leverage ratio was 5.9% (RMB650.9 million divided by RMB11,083.2 million.

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